EXHIBIT 99

AMENDED AND RESTATED
PARTNERSHIP AGREEMENT
OF
NEWHALL GENERAL PARTNERSHIP

     This AMENDED AND RESTATED PARTNERSHIP AGREEMENT is made and entered into as of April 1, 2001, by and among Newhall Management Limited Partnership, a California limited partnership, Gary M. Cusumano and Thomas E. Dierckman.

WITNESSETH:

WHEREAS, pursuant to the restructuring of Newhall Management Corporation, a Delaware corporation ("NMC"), in December of 1990, Newhall Management Limited Partnership became the successor to substantially all of the assets and liabilities of NMC and successor general partner to this Partnership;

WHEREAS, as part of the restructuring of NMC, NMC was dissolved and Newhall Management Corporation, a California corporation, was formed to serve as the managing general partner of Newhall Management Limited Partnership; and

WHEREAS, this Partnership was formed to act as one of the general partners of The Newhall Land and Farming Company (a California Limited Partnership) ("Limited Partnership").

NOW THEREFORE, in consideration of the premises, the parties have formed a general partnership under the California Uniform Partnership Act upon the following amended and restated terms and conditions.

ARTICLE 1
DEFINITIONS

When used in this Agreement the following terms shall have the meanings set forth below except as otherwise specifically modified:

    1.1 "Agreement" means this Agreements as it may be amended from time to time.

    1.2 "Limited Partnership" means The Newhall Land and Farming Company (a California Limited Partnership), its successors and assigns.

    1.3 "Limited Partnership Agreement" means the Limited Partnership Agreement of the Limited Partnership, as it may be amended from time to time.

    1.4 "Managing Partner" means the Person so designated pursuant to Section 5.2.

    1.5 "Newhall Management Corporation" means the restructured Newhall Management Corporation, a California corporation.

    1.6 "Partners" means the parties to this Agreement and their successors as partners of the Partnership. "Partner" means any one of the Partners.

    1.7 "Partnership" means the partnership created by this Agreement and any successor partnership which continues the business of this partnership and which is a reformation or reconstitution of a partnership governed by this Agreement.

    1.8 "Person" means an individual, partnership, joint venture, estate, association, corporation, trust company, trust or other legal entity.

    1.9 "Unit" means a unit of interest in the Limited Partnership as defined in the Limited Partnership Agreement.

ARTICLE 2
GENERAL PROVISIONS

    2.1 Formation of the Partnership. The Partners agree to form by execution of this Agreement enter into a general partnership.

    2.2 Name of the Partnership. The name of the Partnership is "Newhall General Partnership." This name may be changed at any time or from time to time by the Managing Partner.

    2.3 Business and Purpose of the Partnership. The business and purpose of the Partnership shall be to act as one of the general partners of the Limited Partnership, and to engage in any other act or activity incidental thereto.

    2.4 Principal Place of Business. The principal place of business of the Partnership shall be at 23823 Valencia Boulevard, Valencia, California 91355, but the Partners may establish any other place or places of business for the Partnership (within or without the State of California) as they may deem necessary or appropriate.

    2.5 Term. The term of the Partnership commenced on August 15, 1984 and shall continue until the Limited Partnership or any successor of the Limited Partnership which continues the business of the Limited Partnership is dissolved, liquidated and wound up and any trust or other entity formed for the purpose of liquidating or winding up the Limited Partnership is liquidated and wound up, unless sooner terminated pursuant to the provisions of this Agreement or in accordance with law.

ARTICLE 3
POWERS AND DUTIES

    3.1 General. The Partners shall devote such time and attention to the business of the Partnership as may be reasonably necessary to carry out their duties, but, subject to any policies adopted by the Limited Partnership, Newhall Management Limited Partnership, Newhall Management Corporation or this Partnership, neither this Agreement nor the relationship of the parties as partners shall remove or impair the right of any Partner and its partners, directors, officers and shareholders, directly or indirectly (including, without limitation, through any entity in which the Partner or any such Person holds an ownership interest) to be otherwise employed by an entity or entities other than the Partnership on a part-time or full-time basis.

    3.2 Management Power. The Managing Partner shall have management and control of the ordinary course of the day-to-day business of the Partnership for the purposes stated in this Agreement and shall serve as tax matters partner for the Partnership. All matters outside the ordinary course of the day-to-day business of the Partnership shall be decided by a majority vote of the Partners.

    3.3 Similar Activities of Partners. Subject to any policies adopted by the Limited Partnership, Newhall Management Limited Partnership, Newhall Management Corporation or this Partnership, the Partners and their partners, directors, officers and shareholders may, directly or indirectly (including, without limitation, through any entity in which the Partner or any such Person holds an ownership interest), engage in any and all aspects of any business in which the Partnership or the Limited Partnership is engaged or plans to engage, or any other businesses and activities, whether competitive with the Partnership or otherwise, for their own account and for the account of others, without having or incurring any obligation to offer any interest in such properties, businesses or activities to the Partnership, the Limited Partnership or any Partner, and nothing in this Agreement shall be deemed to prevent or any such Person from conducting other businesses and activities. Neither the Partnership, the Limited Partnership nor any of the Partners shall have any rights by virtue of this Agreement in any independent business ventures of such Person. However, all records kept and maintained by the Partners for the Partnership pursuant to this Agreement shall be maintained separately from those for other operations of such Persons.

    3.4 Indemnification of Partners. The Partners and their partners, shareholders, directors and officers shall each be indemnified and held harmless to the same extent as the general partners of the Limited Partnership and their partners, shareholders, directors and officers are indemnified under the Limited Partnership Agreement.

    3.5 Other Matters Concerning Partners.

  (A)
  Each of the Partners may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (B)
  Each of the Partners may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, including, without limitation, partners, directors, officers, shareholders and affiliates of a Partner, the Partnership or the Limited Partnership. Each of the Partners may consult with counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by it (who may serve as such for the Partnership or any affiliated Person) and any opinion of such Person as to matters which the Partner believes to be within its professional or expert competence shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by the Partner hereunder in good faith and in accordance with such opinion. None of the Partners shall be responsible for the misconduct, negligence, acts or omissions of any such Person or of any agent or employee of the Partnership, a Partner or the Limited Partnership, nor shall any Partner assume any obligations in connection therewith other than the obligation to use due care in the selection of such Persons.

  (C)
  Any and all fees, commissions, compensation and other consideration received by a Partner or a partner, director, officer or shareholder of a Partner permitted hereunder shall be the exclusive property of the recipient, in which the Partnership shall have no right or claim, and the participation by any such Person in any agreement permitted hereunder shall not constitute a breach by such Person of any duty that it may owe the Partnership or the Partners under this Agreement or by operation of law.

  ARTICLE 4
  CAPITAL ALLOCATIONS AND DISTRIBUTIONS

    4.1 Capital Contributions. Each Partner shall contribute twenty (20) Units or the right to receive twenty (20) units to the capital of the Partnership. This contribution shall be made no later than the date the Person becomes a General Partner. No Partner shall be required to make additional contributions to the capital of this Partnership.

    4.2 Compensation. The Partnership shall pay all of the costs and expenses incurred by the Partners in connection with the business and affairs of the Partnership and the Partners shall receive such other compensation as is approved by the board of directors of Newhall Management Corporation or its successor, or the managing general partner of its successor if its successor is a partnership, as the case may be.

    4.3 Allocations and Distributions. All revenue, income, expenditures, losses, credits and distributions of cash or property shall be allocated or distributed to the Partners in proportion to the number of Units contributed by them for the period or day to which the allocation or distribution pertains.

    4.4 Capital Account. A capital account shall be established for each Partner. All allocations of revenue and income shall be credited, and distributions and all allocations of expenditures, losses and credits, shall be debited to the respective capital accounts of the Partners.

    4.5 No Interest or Withdrawals. No Partner shall be entitled to interest on any capital contribution, and no Partner shall have the right to withdraw or demand the return of any or all of its capital contribution, except as specifically provided in this Agreement.

    4.6 Creditor's Interest in the Partnership. No creditor who makes a loan to the Partnership shall have or acquire at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a creditor.

    4.7 Nature of Interests. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and none of the Partners shall have any direct ownership of such property.

ARTICLE 5
ADMISSION AND WITHDRAWAL

    5.1 Assignment or Transfer. No Partner shall sell, assign, transfer, mortgage, hypothecate, or encumber its interest in the Partnership, except (i) to a revocable inter vivos trust for the exclusive benefit of such Partner and such Partner's spouse or (ii) with the written consent of Newhall Management Limited Partnership or its successor.

    5.2 Partners; Managing Partner. The Persons serving as Partners of this Partnership shall be (1) Newhall Management Limited Partnership or any successor to Newhall Management Limited Partnership which serves as managing general partner of the Limited Partnership pursuant to the Limited Partnership Agreement, (2) the chief executive officer of Newhall Management Corporation or its successor, or the managing general partner of its successor if its successor is a partnership, and (3) another officer or director of Newhall Management Corporation or its successor, or the managing general partner of its successor if its successor is a partnership, designated by the board of directors of Newhall Management Corporation or its successor, or the managing general partner of its successor if its successor is a partnership, as the case may be. The individual who serves as Partner pursuant to (2) above shall be the Managing Partner. If the chief executive officer of Newhall Management Corporation or its successor, or the managing general partner of its successor if its successor is a partnership, as the case may be, ceases to serve in that capacity, he shall cease at the same time to serve as a Partner and as Managing Partner and his successor as chief executive officer shall be admitted as a Partner of this Partnership and shall serve as Managing Partner of the Partnership. If the individual serving as a Partner pursuant to (3) above ceases to be an officer or director of Newhall Management Corporation or its successor, or the managing general partner of its successor if its successor is a partnership, as the case may be, or the board of directors of Newhall Management Corporation or its successor, or the managing general partner of its successor if its successor is a partnership, as the case may be, appoints another officer or director of Newhall Management Corporation or its successor, or the managing general partner of its successor if its successor is a partnership, as the case may be, to serve as a Partner in his stead, he shall cease at the same time to serve as Partner, and his successor shall be appointed by the board of directors of Newhall Management Corporation or its successor, or the managing general partner of its successor if its successor is a partnership, as the case may be, from among its officers and directors. The successor shall be admitted as a Partner of this Partnership immediately upon his appointment by that board and his acceptance of that appointment. If Newhall Management Limited Partnership or its successor ceases to serve as a Partner the individual Partners shall continue to serve as Partners notwithstanding anything in this Section 5.2 to the contrary until other Persons become Partners pursuant to Section 5.3.

    5.3 Other Partners. If Newhall Management Limited Partnership ceases to serve as a general partner of the Limited Partnership, then it shall cease at the same time to serve as a Partner and its successor as a general partner of the Partnership and two Persons designated in Sections 5.2(2) and (3) shall each be admitted as a Partner of this Partnership. Any other Persons serving as Partners of the Partnership when Newhall Management Limited Partnership or its successor ceases to serve as a general partner of the Limited Partnership shall cease to serve as a Partner at the time when the successor to Newhall Management Limited Partnership is admitted as a general partner of the Limited Partnership.

    5.4 Other Admission of a Partner. Any Person admitted as a Partner other than pursuant to Sections 5.2 or 5.3 shall become a Partner only with the approval of all Partners.

    5.5 Consent of Spouse. Within twenty (20) days after any individual becomes a Partner or the Partner marries, the Partner shall have the Partner's spouse execute a consent substantially in the form attached as Exhibit A.

    5.6 Return of Capital. Upon ceasing to serve as a Partner, a former Partner shall be entitled to a return of the same number of Units (as adjusted for any Unit split, stock dividend, recapitalization or other similar change affecting the number of Units held by the Partnership) it contributed to the Partnership plus a return of any other capital contributed to the Partnership.

    5.7 Capital Contribution of a New Partner. Upon the admission of any Person to serve as a Partner, the Person shall contribute Units to the capital of the Partnership as provided in Article 4.

    5.8 Withdrawal. Newhall Management Limited Partnership or its successor may not withdraw as a Partner unless it no longer serves as a general partner of the Limited Partnership, this Partnership no longer serves as a general partner of the Limited Partnership or this Partnership is dissolved and its business is not continued. Any individual serving as a Partner may not withdraw except upon appointment of his successor pursuant to Sections 5.2(2) and (3). Except as provided in this Article 5, no Partner may withdraw from the Partnership.

    5.9 Additional Partners. The Partners agree and consent in advance that upon the election or appointment of a new Partner to the Partnership, the new Partner shall, upon agreeing in writing to be bound by the terms and provisions of this Agreement, and upon agreeing to contribute to the capital of the Partnership of the number of Units pursuant to Section 4.1, become a party to this Agreement. If other Persons become parties to this Agreement, this Agreement will continue to be binding upon every Partner without the re-execution of, or amendment to this Agreement.

ARTICLE 6
BOOKS AND RECORDS

    6.1 Fiscal Year and Method of Accounting. The fiscal year of Partnership shall be as selected by the Managing Partner, and the books, of the Partnership shall be kept on any basis determined by the Partners.

    6.2 Books of Account. Complete and accurate accounts of all transactions of the Partnership shall be kept in proper books, and each Partner shall enter, or cause to be entered therein, a full and accurate account of all its transactions on behalf of the Partnership.

    6.3 Inspection of Books. The books of account and other records of the Partnership shall, at all times, be kept in the principal place of business of the Partnership, and each of the Partners shall, at all times, have access to, and may inspect and copy, any of them.

    6.4 Tax Returns. The Managing Partner shall arrange for the preparation and timely filing of all necessary tax returns for the Partnership.

ARTICLE 7
TERMINATION, DISSOLUTION AND LIQUIDATION

    7.1 Termination. The Partnership shall terminate upon the occurrence of any event of dissolution as defined in Section 7.2.

    7.2 Dissolution. The Partnership shall be dissolved by the occurrence of any event which under applicable law causes the dissolution of a general partnership notwithstanding an agreement to the contrary, or of any of the following events:

      (a) The distribution of substantially all Partnership property;

      (b) The written election of all Partners to dissolve and wind up the affairs of the Partnership which specifies the date such election shall be effective;

      (c) The Partnership ceases to serve as a general partner of the Limited Partnership;

      (d) The expiration of the term of the Partnership; or

      (e) An event which makes it unlawful to conduct the business of the Partnership.

    7.3 Liquidation. Upon the dissolution of the Partnership, no further business shall be conducted, except for the taking of such action as shall be necessary for the winding up of the affairs of the Partnership and the distribution of its assets to the Partners. Partnership properties may be sold, if a price deemed reasonable by the Partners maybe obtained therefor, and the proceeds thereof as well as all other cash and properties of the Partnership shall be distributed as follows:

First, all of the Partnership's debts and liabilities to Persons other than a Partner, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets, shall be paid and discharged;

Second, all of the Partnership's debts and liabilities to Partners shall be paid and discharged; and

Third, subject to the maintenance of a reserve for contingent liabilities as agreed by the Partners, the Partners shall receive either in cash or in kind, the amounts allocated to their respective capital accounts in accordance with this Agreement.

    7.4 Distribution to Partners. Upon liquidation pursuant to Section 7.3, any Units or other securities held by the Partnership shall be partitioned and the Partners shall cause appropriate certificates or evidences of ownership to be issued in the names of the Partners according to their respective interests.

    7.5 No Recourse. The Partners shall look solely to the assets of the Partnership for the payment of any income allocated to the Partners and the return of any capital contributed to the Partnership and if the assets of the Partnership remaining after payment or discharge of the debts and liabilities of the Partnership are insufficient to pay all or any part of such amounts, they shall have no recourse against any Partner, or any director, officer, shareholder, employee or agent of a Partner, the Limited Partnership or a partner of the Limited Partnership for such purpose.

ARTICLE 8
MISCELLANEOUS

    8.1 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if personally delivered or if mailed by United States first class mail, postage prepaid and addressed to the Partner's address for notices as it appears on the records of the Partnership. Any Partner may change the address for notices, by giving notice of the change to the Partnership. Commencing on the tenth (10th)

day after the giving of such notice, the newly designated address shall be the Partner's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement. Any notice or other communication shall be deemed to have been given as of the date on which it is personally delivered or, if mailed, the date on which it is deposited in the United States mails.

    8.2 Amendment. This Agreement may be amended at any time and from time to time with the approval of Newhall Management Limited Partnership or its successor and at least one other Partner. All amendments shall be in writing and shall be signed by the Partners approving the amendment.

    8.3 Choice of Law. This Agreement and all rights and liabilities of the parties hereto with reference to the Partnership shall be subject to and governed by the laws of the State of California as applied to agreements solely among California residents to be entered into and performed entirely within California.

    8.4 Article and Section Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

    8.5 Execution of Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement. Each party shall become bound by the Agreement immediately upon affixing his or her signature hereto, independently of the signature of any other party.

    8.6 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.

    8.7 Waiver. No failure by any party to insist upon the strict performance any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

    8.8 Assignability. Subject to the restrictions on transferability contained herein, each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties.

    8.9 Gender and Number. Whenever the context requires, the gender of all words used hereby shall include the masculine, feminine and neuter; the singular of all words shall include the singular and plural, and the plural of all words shall include the singular and plural.

    8.10 Severability. If any provision of this Agreement, or application thereof, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the maximum extent permissible under applicable law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

NEWHALL MANAGEMENT LIMITED PARTNERSHIP, a California limited partnership By: Newhall Management Corporation, a California Corporation, and its Managing General Partner
By:	/s/ TRUDE A. TSUJIMOTO Name: Trude A. Tsujimoto Title: Secretary
/s/ GARY M. CUSUMANO Gary M. Cusumano
/s/ THOMAS E. DIERCKMAN Thomas E. Dierckman

EXHIBIT A
CONSENT OF SPOUSE

    I, the undersigned, certify as follows:

    1.  I am the spouse of            , one of the Partners of Newhall General Partnership.

    2.  I have received, read and approved the provisions of the Amended and Restated Partnership Agreement dated as of April 1, 2001 ("Partnership Agreement") of Newhall General Partnership as amended to the date of this Consent, including without limitation the provisions regarding withdrawal of Partners and return of capital to a withdrawn Partner.

    3.  I agree to be bound by and accept the provisions of the Partnership Agreement of Newhall General Partnership as it may be amended from time to time insofar as those provisions may affect any interest I may have in that Partnership, whether the interest may be community property or otherwise. I further agree that amendment of the Partnership Agreement of Newhall General Partnership and any continuation or reconstitution of Newhall General Partnership or its business shall not require my consent.

Executed as of            , 2001.